UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2009 (August 4, 2009)

SYBASE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16493	94-2951005
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
One Sybase Drive
Dublin, CA 94568
(Address of principal executive offices, including zip code)
(925) 236-5000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     The information set forth in Items 2.03 and 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On August 4, 2009, the Company closed the sale of $400 million aggregate principal amount of the Convertible Senior Notes due 2029, which included $50 million aggregate principal amount of the Notes sold to the initial purchasers pursuant to their option (the “Notes”). In connection with the closing, on August 4, 2009, the Company entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the Notes and issued a global note (the “Global Note”) in the aggregate principal amount of $400 million in the name of Cede & Co. as nominee for the Depository Trust Corporation. A copy of the Indenture, including the form of the Global Note, is filed herewith as Exhibit 10.1. The following description of the Indenture and the Global Note is qualified in its entirety by reference to Exhibit 10.1, which is incorporated by reference herein.
     The material terms and conditions of the Indenture and the Notes governed thereby are as follows:
     Maturity. August 15, 2029.
     Interest. The Notes bear interest at a rate of 3.50% per year. Interest is payable on August 15 and February 15 of each year, beginning on February 15, 2010.
     Conversion Rights. See description in Item 3.02 below.
     Optional Redemption by the Company. The Company may redeem all or a portion of the Notes at any time on or after August 20, 2014 at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
     Purchase at Option of Holders on Specified Dates. Holders of the Notes may require the Company to purchase for cash all or a portion of their Notes on August 15, 2014, August 15, 2019 or August 15, 2024 at a purchase price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest to, but excluding, the purchase date.
     Fundamental Changes. Upon certain fundamental changes, holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest to, but excluding, the purchase date.
     Ranking. The Notes are the Company’s general unsubordinated unsecured obligations, will rank equally in right of payment to all of the Company’s future unsubordinated indebtedness, will be senior in right of payment to all of the Company’s indebtedness expressly subordinated to the Notes, and will be structurally subordinated to any future indebtedness and liabilities of the Company’s subsidiaries.
     Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the unpaid principal on the Notes to become due and payable:
1)	the failure of the Company to pay when due the principal of, or premium, if any, on any of the Notes at maturity, or upon a redemption or purchase;
2)	the failure of the Company to pay an installment of interest (including additional interest, if any) on any of the Notes that continues for 30 days after the date when due;

3)	the failure of the Company to satisfy in full its conversion obligations following conversion of any Notes within the time periods contemplated by the Indenture;
4)	the failure of the Company to comply with certain obligations relating to the assumption of obligations under the Indenture in the event of a consolidation, merger, transfer or lease;
5)	the failure of the Company to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture for a period of 45 days after a notice of default is given;
6)	the failure of the Company to timely provide notice of a fundamental change when required by the Indenture;
7)	the failure of the Company to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $15 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $15 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amounts of the Notes then outstanding;
8)	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries; and
9)	the Company’s or any of its significant subsidiaries’ filing of a voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the federal bankruptcy law.
     The Notes have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation to buy the Notes.
Item 3.02 Unregistered Sales of Equity Securities.
     As disclosed above, on August 4, 2009, the Company issued and sold $400 million aggregate principal amount of the Notes. The Notes were sold pursuant to a purchase agreement entered into with certain initial purchasers in a private placement to initial purchasers for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Act afforded by Section 4(2) of the Act and Rule 144A under the Act. Aggregate estimated offering expenses in connection with the transaction, including discounts and commissions, were approximately $10.6 million.
     The Notes will be convertible only under certain circumstances, as described below, at an initial conversion rate of 20.8836 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $47.88 per share), subject to adjustment. Upon conversion of a Note, in lieu of shares of common stock, a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value of the Note (determined in accordance with the terms of the Indenture) and, if the conversion value is greater than $1,000, payment of the excess value, at the Company’s option, in the form of cash, shares of common stock or a combination of cash and common stock. The Notes are convertible prior to February 15, 2029 only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2009, if the closing price of the Company’s common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, (2) with respect to any Notes called for redemption, until the close of business on the business day prior to the redemption date, (3) upon the occurrence of specified corporate transactions or significant distributions to holders of the Company’s common stock, as described in the Indenture, or (4) during the five consecutive business-day period following any five consecutive trading-day period in which the average of the trading prices for the Notes for such five trading-day period was less than 98% of the average of the closing price of the Company’s common stock during such five trading-day period multiplied by the then current conversion rate.

     On or after February 15, 2029 until the close of business on the business day immediately preceding the maturity date, the Notes may be converted at any time, regardless of the foregoing circumstances.
     In the event of certain fundamental changes, as specified in the Indenture, the Company will increase the conversion rate as to Notes converted in connection with the change in control or, in lieu thereof, the Company may elect to adjust the conversion rate and the related conversion obligation so that the Notes are convertible into shares of the acquiring or surviving company, in each case as described in the Indenture.
Item 8.01 Other Events.
     On August 4, 2009 the Company issued a press release with respect to the closing of its sale of $400 million aggregate principal amount of 3.50% Convertible Senior Notes due 2029, which included $50 million aggregate principal amount of the Notes sold to the initial purchasers pursuant to their option. A copy of the press release is furnished as Exhibit 99.1 to this report.
     In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Indenture dated as of August 4, 2009 between the Company and U.S. Bank National Association, as Trustee (including form of 3.50% Convertible Senior Notes due 2029).

99.1	Press Release issued by the Company on August 4, 2009 announcing the closing of the 3.50% Convertible Senior Notes offering.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYBASE, INC.
Date: August 4, 2009	By:	/s/ Daniel R. Carl
		Name:	Daniel R. Carl
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Indenture dated as of August 4, 2009 between the Company and U.S. Bank National Association, as Trustee (including form of 3.50% Convertible Senior Notes due 2029).

99.1	Press Release issued by the Company on August 4, 2009 announcing the closing of the 3.50% Convertible Senior Notes offering.